Exhibit 10.24

FIRST AMENDMENT TO THE

 CHS 401(K) SUPPLEMENTAL SAVINGS PLAN

January 1, 2003

WHEREAS, CHS/Community Health Systems, Inc. (the “Company”) has previously established and currently maintains the CHS 401(k) Supplemental Savings Plan (the “Plan”); and

WHEREAS, the Company desires to further amend the Plan to change the definition of Participating Employee and Participant to exclude employees subject to the terms of a collective bargaining agreement, effective as of January 1, 2003; and

WHEREAS, the Board of Directors of the Company has approved of such amendment;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.             Section 2(j) of the Plan is amended to read as follows:

“Participating Employee” and “Participant” shall mean any person employed by the Company or any affiliate of the Company and designated by the Retirement Committee of the Company as a highly compensated employee under the Retirement Plan, such as that term is defined in Code Section 414(q) and as referenced in section 1.30 of the Retirement Plan, other than any person who is included in a unit of employees covered by a collective bargaining agreement.  Each Participant’s entry date under the Retirement Plan shall also be the effective date of the Participant’s participation in this Plan.   Notwithstanding the preceding sentence, however, a Participant’s participation in the Plan shall not commence until the Participant has completed and returned to the Plan Administrator, and the Plan Administrator has accepted, any enrollment and beneficiary designation forms as may be required in the sole discretion of the Plan Administrator.

2.             The changes made by this First Amendment to the Plan shall be effective January 1, 2003.

Effective as of January 1, 2003.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:
Title: